Exhibit 8





                      Opinion of Hunton & Williams
             with respect to tax consequences of the Merger





     HUNTON & WILLIAMS
     951 East Byrd Street
     Richmond, Virginia 23219-4074





                               April 14, 1995





City Holding Company
3601 MacCorkle Avenue, S.E.
Charleston, West Virginia  25304

First Merchants Bancorp, Inc.
Fourth Avenue and Washington Street
Montgomery, West Virginia  25136

                  Merger of First Merchants Bancorp, Inc.
                         Into City Holding Company
                     Certain Federal Income Tax Matters

Gentlemen:

          We have acted as counsel to City Holding Company, a West Virginia corporation and bank holding company ("City Holding"), in connection with the proposed merger (the "Merger") of First Merchants Bancorp, Inc., a West Virginia corporation and bank holding company ("FMB"), into City Holding pursuant to West Virginia law. In the Merger, each outstanding share of FMB common stock (except treasury shares and any shares with respect to which dissenter's rights are exercised) is to be converted into 1.60 shares of City Holding common stock. Any FMB shareholder who becomes entitled to a fractional share of City Holding common stock as a result of the Merger, after aggregating all the shareholder's shares of FMB common stock, will receive cash from City Holding in lieu of the fractional share. Any FMB shareholder who exercises and perfects dissenter's rights will be entitled to receive cash for the fair value of the shareholder's shares of FMB common stock; a condition to consummation of the Merger is that dissenter's rights not be exercised for more than ten percent of the outstanding shares of FMB common stock. FMB common stock is the only class of FMB stock outstanding.

          Pursuant to a Stock Option Agreement dated March 14, 1995, FMB has granted City Holding an option to purchase up to 114,600 shares of FMB common stock upon the occurrence of certain








          City Holding Company
          First Merchants Bancorp, Inc.
          April 14, 1995
          Page 2

triggering events involving a competing offer to acquire FMB. That option will terminate upon consummation of the Merger. City Holding also has acquired options to purchase up to 65,437 shares of FMB common stock from three shareholders who are directors of FMB. City Holding paid no cash or other property for those options, and they will terminate upon consummation of the Merger.
          You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion, we have reviewed the Agreement and Plan of Reorganization (including the Plan of Merger) dated as of March 14, 1995, among City Holding, FMB, and Merchants National Bank, a national banking association wholly-owned by FMB; the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Merger (the "S-4"); and such other documents as we have considered neces-sary. In addition, we have assumed the following:

          1. The fair market value of the City Holding common stock (including any fractional share interest) received by an FMB shareholder in exchange for FMB common stock will be approximately equal to the fair market value of the FMB common stock surrendered in the exchange.

          2. None of the compensation received by any shareholder-employee of FMB will be separate consideration for, or allocable to, any shares of FMB common stock; none of the shares of City Holding common stock received by any shareholder-employee in the Merger will be separate consid-eration for, or allocable to, any employment agreement; and the compensa-tion paid to any shareholder-employee will be for services actually ren-dered and will be commensurate with amounts paid to third parties bargain-ing at arm's length for similar services.

          3. The payment of cash in lieu of fractional shares of City Holding common stock is solely for the purpose of avoiding the expense and inconvenience to City Holding of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consider-ation that will be paid in the Merger to FMB shareholders in lieu of fractional shares of City Holding common stock will not exceed one percent of the total consideration that will be issued in the Merger to the FMB shareholders in exchange for their FMB common stock.

          4. No share of FMB common stock has been or will be redeemed in anticipation of the Merger, and FMB has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Merger.

          5. City Holding has no plan or intention to reacquire any of its stock issued in the Merger or to make any extraordinary distribution with respect to such stock.








          City Holding Company
          First Merchants Bancorp, Inc.
          April 14, 1995
          Page 3

          6. There is no plan or intention by FMB shareholders to sell, exchange, or otherwise dispose of a number of shares of City Holding common stock received in the Merger that would reduce the FMB shareholders' ownership of City Holding common stock to a number of shares having a fair market value, as of the effective date of the Merger, of less than 50 percent of the fair market value of all the formerly outstanding FMB common stock as of the same date. For this purpose, shares of FMB common stock exchanged for cash in lieu of fractional shares of City Holding common stock and any shares for which dissenter's rights are exercised are treated as outstanding FMB common stock on the effective date of the Merger. Moreover, shares of FMB common stock and shares of City Holding common stock held by FMB shareholders and otherwise sold, redeemed, or disposed of before or after the Merger are considered in making the above determina-tion.

          7. Following the Merger, City Holding will continue the historic business of FMB or use a significant portion of FMB's historic business assets in a business.

          8. On the effective date of the Merger, the fair market value of the assets of FMB transferred to City Holding will exceed the sum of FMB's liabilities assumed by City Holding plus the amount of liabilities, if any, to which the transferred assets are subject.

          9. The liabilities of FMB that will be assumed by City Holding and the liabilities, if any, to which the transferred assets are subject were incurred by FMB in the ordinary course of business.

          10. There is no intercorporate indebtedness existing between FMB and City Holding or any subsidiary of City Holding that was issued or acquired or will be settled at a discount.

          11. Neither City Holding nor any subsidiary of City Holding (a) has transferred or will transfer cash or other property to FMB or any subsidiary of FMB for less than fair market value consideration in antici-pation of the Merger or (b) has made or will make any loan to FMB or any subsidiary of FMB in anticipation of the Merger.

          12. City Holding has no plan or intention to sell or otherwise dispose of any of the assets of FMB acquired in the Merger, except for dispositions made in the ordinary course of business.

          13. City Holding, FMB, and the shareholders of FMB will pay their respective expenses, if any, incurred in connection with the Merger.

          14. For each of City Holding and FMB, not more than 25 percent of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair








          City Holding Company
          First Merchants Bancorp, Inc.
          April 14, 1995
          Page 4

market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code (the "Code") are treated as a single issuer.

          15. At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of FMB's United States real property interests was and will have been less than 50 percent of the total fair market value of
(a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sen-tence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associ-ated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) FMB is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which it is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by FMB, in the case of a first-tier subsidiary of FMB, or by a controlled corpora-tion, in the case of a lower-tier subsidiary.

          16. FMB has not filed, and holds no asset subject to, a consent pursuant to section 341(f) of the Code and regulations thereunder.

          17. FMB is not a party to, and holds no asset subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and regula-tions thereunder.

          18. Any shares of City Holding common stock received in exchange for shares of FMB common stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise








          City Holding Company
          First Merchants Bancorp, Inc.
          April 14, 1995
          Page 5

of an option or warrant acquired in connection with the performance of ser-vices, and (b) are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code will be subject to substantially the same risk of forfeiture.

          19. No outstanding FMB common stock acquired in con-nection with the performance of services was or will have been acquired within six months before the effective date of the Merger by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an option granted more than six months before the effective date of the Merger.

          On the basis of the foregoing, and assuming that (a) with respect to shareholders that are nonresident aliens or foreign entities, FMB will comply with all applicable statement and notification requirements of Treasury Regulation (section) 1.897-2(g) & (h), and (b) the Merger will be consummated in accordance with the Plan of Merger, we are of the opinion that (under existing law) for federal income tax purposes:

          1.   The Merger will be a "reorganization" within the meaning of section 368(a)(1)(A) of the Code.

          2. City Holding will not recognize gain or loss on the acquisi-tion of FMB's assets in exchange for City Holding common stock and the assumption of FMB's liabilities.

          3. FMB will not recognize gain or loss (a) on the transfer of its assets to City Holding in exchange for City Holding common stock and the assumption of FMB's liabilities or (b) on the constructive distribution of City Holding common stock to FMB shareholders.

          4. An FMB shareholder will not recognize gain or loss on the exchange of shares of FMB common stock for shares of City Holding common stock (including any fractional share interest) in the Merger.

          5. The basis of shares of City Holding common stock (including any fractional share interest) received by an FMB shareholder in the Merger will be the same as the basis of the shares of FMB common stock exchanged therefor.

          6. The holding period for the shares of City Holding common stock (including any fractional share interest) received by an FMB share-holder in the Merger will include the holding period for the shares of FMB common stock exchanged therefor, if such shares of FMB common stock are held as a capital asset on the effective date of the Merger.

          7. Cash received by an FMB shareholder in lieu of a fractional share of City Holding common stock will be treated as having been received








          City Holding Company
          First Merchants Bancorp, Inc.
          April 14, 1995
          Page 6

as full payment in exchange for such fractional share pursuant to section 302(a) of the Code.

          We are also of the opinion that the federal income tax conse-quences of the Merger are fairly summarized in the S-4 under the headings "Summary -- Federal Income Tax Consequences of the Merger" and "The
Merger -- Certain Federal Income Tax Consequences." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                              Very truly yours,